Exhibit 2 to Schedule 13G


The following are members of the group for which the statement is filed:

   Bradley R. Peyton, husband of Claudia C. Peyton
   Claudia C. Peyton, wife of Bradley R. Peyton
   Madeline J. Peyton, minor child of Bradley R. and Claudia C. Peyton Eric B. Peyton, minor child of Bradley R. and Claudia C. Peyton David J. Peyton, minor child of Bradley R. and Claudia C. Peyton Leslie M. Peyton, minor child of Bradley R. and Claudia C. Peyton


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